Exhibit 99.1

Chesapeake Midstream Operating, L.L.C.

Index

Page(s)
Financial Statements (Unaudited):

Condensed Consolidated Balance Sheets as of September 30, 2012 and December 31, 2011	1

Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2012 and 2011	2

Condensed Consolidated Statements of Changes in Equity for the Nine Months Ended September 30, 2012	3

Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2012 and 2011	4

Notes to Condensed Consolidated Financial Statements	5–18

Chesapeake Midstream Operating, L.L.C.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2012	2011
	($ in thousands)
CURRENT ASSETS:
Cash and cash equivalents ($13,545 and $0 attributable to our VIE)	$13,546	$1
Accounts receivable, including $91,004 and $79,995 from related parties at September 30, 2012 and December 31, 2011 ($834 and $7,573 attributable to our VIE)	93,756	103,050

Deferred income tax asset	—	188,842
Other current assets	7,011	3,319

Total Current Assets	114,313	295,212

PROPERTY, PLANT AND EQUIPMENT:
Gathering systems ($121,990 and $14,243 attributable to our VIE)	2,166,366	1,490,522
Other property and equipment	38,257	32,896

Total Property and Equipment, at Cost	2,204,623	1,523,418

Less: accumulated depreciation (($673) and $(24) attributable to our VIE)	(111,509)	(58,036)

Total Property, Plant and Equipment, Net	2,093,114	1,465,382

LONG-TERM ASSETS:
Investments	123,392	988,133
Deferred loan costs, net	—	5,860

Total Long-Term Assets	123,392	993,993

TOTAL ASSETS	$2,330,819	$2,754,587

CURRENT LIABILITIES:
Accounts payable ($844 and $0 attributable to our VIE)	$33,290	$117,907
Accrued liabilities, including $4,612 and $5,152 due to related parties at September 30, 2012 and December 31, 2011 ($34,208 and $520 attributable to our VIE)	178,086	127,431
Current income tax liabilities	348,435	732
Current deferred income tax liabilities	133	—

Total Current Liabilities	559,944	246,070

LONG-TERM LIABILITIES:
Deferred income tax liabilities	405,133	528,305
Revolving bank credit facility	—	1,300
Other long-term liabilities	2,105	13,777

Total Long-Term Liabilities	407,238	543,382

CONTINGENCIES AND COMMITMENTS (Note 13 and 14)
EQUITY:
Owner’s equity	1,329,407	1,957,903
Noncontrolling interests	34,230	7,232

Total Equity	1,363,637	1,965,135

TOTAL LIABILITIES AND EQUITY	$2,330,819	$2,754,587

The accompanying notes are an integral part of these condensed consolidated financial statements.

Chesapeake Midstream Operating, L.L.C.

Condensed Consolidated Statements of Operations

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
	($ in thousands)
REVENUES:
Gathering, including revenue from affiliates (Note 10)	$155,295	$152,034

EXPENSES:
Operating, including expenses from affiliates (Notes 2 and 11)	83,053	94,951
Depreciation and amortization	63,105	36,764
General and administrative, including expenses from affiliates (Notes 2 and 11)	27,682	19,988
Gains on sales of assets	(6,444)	(1,728)
Impairment of property, plant and equipment and other assets	2,167	5,059

Total Operating Expenses	169,563	155,034

OPERATING INCOME (LOSS)	(14,268)	(3,000)

OTHER INCOME (EXPENSE):
Interest expense, net	(1,070)	(1,139)
Gain on sale of investments	1,062,653	—
Earnings from equity investee	49,236	63,711
Other income	844	346

Total Other Income (Expense)	1,111,663	62,918

INCOME BEFORE INCOME TAX EXPENSE	1,097,395	59,918

EXPENSES:
Current income tax expense	371,315	86
Deferred income tax expense	65,803	24,327

Total Income Tax Expenses	437,118	24,413

NET INCOME	660,277	35,505

Net loss attributable to noncontrolling interest	527	—

NET INCOME ATTRIBUTABLE TO CHESAPEAKE MIDSTREAM OPERATING, L.L.C.	$660,804	$35,505

The accompanying notes are an integral part of these condensed consolidated financial statements.

Chesapeake Midstream Operating, L.L.C.

Condensed Consolidated Statements of Changes in Equity

(Unaudited)

		Non
	Owner’s	Controlling	Total
	Equity	Interest	Equity
	($ in thousands)
Balance at December 31, 2011	$1,957,903	$7,232	$1,965,135
Contributions from Chesapeake	1,033,800	—	1,033,800
Net income (loss)	660,804	(527)	660,277
Contributions from Noncontrolling Interest	—	41,132	41,132
Distributions to Noncontrolling Interest	—	(13,607)	(13,607)
Distributions to Chesapeake	(2,323,100)	—	(2,323,100)

Balance at September 30, 2012	$1,329,407	$34,230	$1,363,637

The accompanying notes are an integral part of these condensed consolidated financial statements.

Chesapeake Midstream Operating, L.L.C.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
	($ in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME	$660,277	$35,505
ADJUSTMENTS TO RECONCILE NET INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization	63,105	36,764
Deferred income taxes	65,803	24,327
Impairments on property, plant and equipment	2,167	5,059
Gains on sales of assets	(6,444)	(1,728)
Gains on sales of investments	(1,062,653)	—
Earnings (in excess) less than cash distributions from equity investee	6,426	(859)
Other noncash items	3,586	5,666
Changes in assets and liabilities
(Increase) decrease in accounts receivable	23,315	48,704
(Increase) in other assets	(4,641)	(964)
Increase (decrease) in accounts payable	(84,617)	77,621
Increase (decrease) in accrued liabilities	363,233	(34,768)

Net cash provided by operating activities	29,557	195,327

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of assets	179,415	431,597
Proceeds from sales of investments	2,046,727	—
Investments in unconsolidated subsidiaries	(138,091)	—
Additions to property, plant and equipment	(840,988)	(770,075)

Net cash provided by (used in) investing activities	1,247,063	(338,478)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from Chesapeake	1,033,800	60,000
Proceeds from long-term debt borrowings	593,600	1,123,400
Payments on long-term debt borrowings	(594,900)	(890,400)
Proceeds from noncontrolling interest	41,132	—
Distributions to Chesapeake	(2,323,100)	(225,000)
Distributions to noncontrolling interest	(13,607)	—
Debt issuance costs	—	(2,350)

Net cash provided by (used in) financing activities	(1,263,075)	65,650

Net increase (decrease) in cash and cash equivalents	13,545	(77,501)
Cash and cash equivalents, beginning of period	1	100,001

Cash and cash equivalents, end of period	$13,546	$22,500

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING:
Changes in accrued liabilities related to purchases of property, plant and equipment	$34,931	$39,941
Changes in other liabilities related to asset retirement obligations	$1,029	$140
SUPPLEMENTAL DISCLOSURE OF CASH PAYMENTS FOR:
INTEREST	$2,060	$3,279
TAXES	$22,880	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Chesapeake Midstream Operating, L.L.C.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.	Organization and Nature of Business

Organization

Chesapeake Midstream Operating, L.L.C. (“CMO”) is an Oklahoma limited liability company formed on July 31, 2008 to own, operate and develop midstream energy assets. CMO is a wholly owned subsidiary of Chesapeake Midstream Development, L.P. (“CMD”). Upon formation, gathering and treating operations of Chesapeake Energy Marketing, Inc. (“CEMI”), a wholly owned subsidiary of Chesapeake Energy Corporation (“Chesapeake”) were contributed to CMO. CEMI is the sole limited partner of CMD with a 98% ownership interest, and Chesapeake Midstream Management L.L.C. (“CMM”) is the general partner of CMD with a 2% ownership interest. CMM is a wholly owned subsidiary of CEMI.

Nature of Business

CMO conducts its operations in Oklahoma, Texas, Louisiana, New Mexico, West Virginia, New York, Wyoming, Ohio and Pennsylvania. As of September 30, 2012, the underlying assets consist of approximately 2,206 miles of gathering pipeline and various operational facilities, which are currently primarily located in the Haynesville Shale, Utica Shale and Eagle Ford Shale.

Risks and Uncertainties

Historically, CMO has provided substantially all of its natural gas gathering, treating and compression services to Chesapeake and its working interest owners. During the nine months ended September 30, 2012 and 2011, Chesapeake and its working interest owners accounted for approximately 97% and 96% of CMO’s revenue. CMO expects to derive a substantial majority of its revenue from Chesapeake and its working interest owners for the foreseeable future. Chesapeake announced recently that, for the remainder of 2012 and 2013, it plans to fund its capital expenditures with operating cash flow, borrowings under its revolving bank credit facility and proceeds from various asset sales. If natural gas prices remain at low levels for the foreseeable future and Chesapeake is unable to consummate these planned sales, CMO’s business, financial condition and results of operations could be materially adversely affected.

2.	Basis of Presentation

The accompanying consolidated financial statements and related notes include the accounts of CMO and its subsidiaries. CMO consolidates subsidiaries in which it holds, directly or indirectly, more than 50% of the voting rights and variable interest entities (VIEs) in which CMO is the primary beneficiary. CMO uses the equity method of accounting to record its net interests in VIEs where CMO is not the primary beneficiary and, in entities not deemed to be VIEs, where CMO holds 20% to 50% of the voting rights and/or has the ability to exercise significant influence. Under the equity method, CMO’s share of net income (loss) is included in the consolidated statements of operations according to its equity ownership.

The accompanying condensed consolidated financial statements were prepared using accounting principles generally accepted in the United States (“GAAP”) for interim financial information. All material adjustments (consisting solely of normal recurring adjustments) which, in the opinion of management, are necessary for a fair statement of the results for the interim periods have been reflected. Certain footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been appropriately condensed or omitted. Management believes the disclosures made are adequate to make the information presented not misleading. CMO’s audited consolidated financial statements for the year ended December 31, 2011 include certain definitions and a summary of significant accounting policies and should be read in conjunction with these interim condensed consolidated financial statements.

Chesapeake Midstream Operating, L.L.C.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

CMO’s financing requirements have been managed historically with cash generated by operations, borrowings on the revolving bank credit facility (Note 6), equity contributions from Chesapeake and proceeds from the sale of assets (Note 7). Chesapeake’s corporate level debt issuances and associated interest expense, which generally financed operations outside of CMO’s operations, are not reflected in CMO’s historical financial statements. Transactions between CMO and Chesapeake or its affiliates have been identified in the financial statements as transactions between affiliates (Notes 10 and 11). All significant intercompany accounts and transactions have been eliminated in the preparation of the accompanying financial statements. Chesapeake provides cash management services to CMO through a centralized treasury system. All intercompany charges and cost allocations covered by the centralized treasury system are paid to or received from Chesapeake in cash consistent with standard market terms. During June 2012, CMO’s credit facility was paid off and terminated. Subsequent to the termination, CMO has relied on equity contributions from Chesapeake to fund its capital expenditures and other current liabilities including current income tax liabilities.

The accompanying financial statements include allocated charges from Chesapeake for indirect corporate overhead to cover costs of functions such as legal, human resources, accounting, treasury, environmental safety, information technology and other corporate services. General and administrative charges allocated by Chesapeake were $9.9 million and $9.9 million for the nine months ended September 30, 2012 and 2011 (Note 11). Management believes that the allocated general and administrative expense is representative of the costs and expenses incurred by Chesapeake for CMO.

3.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosure of contingencies. Significant estimates include: (1) estimated useful lives of assets, which impacts depreciation; (2) accruals related to revenues, expenses and capital costs; (3) liability and contingency accruals; and (4) cost allocations. Although management believes these estimates are reasonable, actual results could differ from its estimates.

Cash and Cash Equivalents

For purposes of the consolidated financial statements, investments in all highly liquid instruments with original maturities of three months or less at date of purchase are considered to be cash equivalents. There were no cash equivalents as of September 30, 2012 and December 31, 2011. Book overdrafts are checks that have been issued before the end of the period, but not presented to the bank for payment before the end of the period. At September 30, 2012 and December 31, 2011, book overdrafts of $18.0 million and $46.9 million were included in accounts payable.

Accounts Receivable

The majority of accounts receivable relate to gathering and treating revenues. Accounts receivable included in the balance sheets are reflected net of an allowance for doubtful accounts, if warranted. At September 30, 2012 and December 31, 2011, no allowance for doubtful accounts was necessary.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Expenditures for maintenance and repairs that do not add capacity or extend the useful life of an asset are expensed as incurred. The carrying value of the assets is based on estimates, assumptions and judgments relative to useful lives and salvage values. As assets are disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in operating expenses in the statements of operations.

Chesapeake Midstream Operating, L.L.C.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

A summary of property, plant and equipment and the useful lives is as follows:

	Estimated Useful	September 30,	December 31,
	Life (Years)	2012	2011
		($ in thousands)
Gathering systems	20	$2,166,366	$1,490,522
Land	—	9,187	9,667
Buildings and improvements	10 – 39	1,663	1,661
Vehicles	3	13,835	12,351
Software	3 – 10	13,572	9,217

Property, plant and equipment, at cost		2,204,623	1,523,418

Less: accumulated depreciation		(111,509)	(58,036)

Total property, plant and equipment, net		$2,093,114	$1,465,382

Depreciation expense for the nine months ended September 30, 2012 and 2011 was $53.4 million and $32.5 million. Included in gathering systems are $461.9 million and $363.4 million at September 30, 2012 and December 31, 2011, respectively, that were not subject to depreciation as the systems were under construction and had not been put into service.

Depreciation is calculated using the straight-line method, based on the assets’ estimated useful lives. These estimates are based on various factors including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets.

Interest is capitalized on gathering systems on the average amount of accumulated expenditures for major capital projects under construction using an interest rate based on outstanding borrowings until the underlying assets are placed into service. Interest capitalized was $1.8 million and $3.5 million for the nine months ended September 30, 2012 and 2011.

Impairment of Long-Lived Assets

Long-lived assets with recorded values that are not expected to be recovered through future cash flows are written down to estimated fair value. Assets are tested for impairment when events or circumstances indicate that the carrying value may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value exceeds the sum of the undiscounted cash flows, an impairment loss equal to the amount that the carrying value exceeds the fair value of the asset is recognized. Fair value is determined using an income approach whereby the expected future cash flows are discounted using a rate management believes a market participant would assume is reflective of the risks associated with achieving the underlying cash flows.

During the nine months ended September 30, 2012 and 2011, CMO recognized an impairment charge of $2.2 and $5.1 million, respectively, related to impairment of certain CMO assets and obsolescence of certain pipe inventory. The asset impairment was the result of a reduction in the future expected throughput volumes on the systems by Chesapeake and other working interest owners in Chesapeake’s operated properties, based on their revised future development plans of the underlying oil and gas properties.

Deferred Loan Costs

External costs incurred in connection with closing the revolving bank credit facility are capitalized as deferred loan costs and amortized over the life of the related agreement. Amortization is included in depreciation and amortization expense in the statements of operations. During June 2012, the revolving bank credit facility (Note 6) was paid off and terminated, resulting in a $5.3 million write-off of all deferred loan costs. The write–off is included in depreciation and amortization expense in the statements of operations.

Chesapeake Midstream Operating, L.L.C.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Asset Retirement Obligations

Obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction and development of the assets are recognized at fair value in the period in which the liability is incurred.

Certain lease agreements for central compressor stations require properties to be restored to their original condition at the expiration of the lease agreement. In these cases, the estimated cost to remove the facilities and otherwise restore the property to its original condition has been recorded as a discounted liability which is included in other long-term liabilities. The asset retirement cost is capitalized as part of the carrying amount of gathering systems and subject to depreciation. The discounted liability is then accreted each period until the liability is settled or the gathering system is sold.

The components of the change in asset retirement obligations for the nine months ended September 30, 2012 and the year ended December 31, 2011 are shown below:

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2012	2011
	($ in thousands)
Asset retirement obligations at beginning of year	$994	$735
Additions	390	794
Revisions	721	(566)
Disposals	(82)	—
Accretion expense	82	31

Asset retirement obligations at end of period	$2,105	$994

Environmental Matters

Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines, and penalties and other sources are charged to expense when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. There are no liabilities for environmental matters reflected in the accompanying financial statements as of September 30, 2012 and December 31, 2011.

Revenue Recognition

CMO’s revenues are derived almost exclusively from Chesapeake and other working interest owners in Chesapeake’s operated properties and are charged under short-term contracts at market sensitive rates.

Revenues consist of fees recognized for the gathering, treating and compression of natural gas to major interstate and intrastate pipelines. Revenues are recognized when the service is performed and is based upon nonregulated rates and the related gathering, treating and compression volumes.

Income Taxes

Chesapeake and its subsidiaries historically have filed a consolidated federal income tax return and other state returns as required. CMO and certain of its subsidiaries, as limited liability companies, are not subject to federal income taxes. For these entities, for federal and state income tax purposes, all income, expenses, gains, losses and tax credits generated flow through to their

Chesapeake Midstream Operating, L.L.C.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

respective members or partners. Accordingly, CMO has recognized deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases for all CMO’s subsidiaries, including the limited liability companies as if each entity were a corporation, regardless of its actual characterization for U.S. federal income tax purposes.

A valuation allowance for deferred tax assets is recognized when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized. To assess that likelihood, CMO uses estimates and judgment regarding its future taxable income, as well as the jurisdiction in which such taxable income is generated, to determine whether a valuation allowance is required. Such evidence can include CMO’s current financial position, its results of operations, both actual and forecasted, the reversal of deferred tax liabilities, and tax planning strategies as well as the current and forecasted business economics of CMO’s industry (see Note 9). CMO had no valuation allowance at September 30, 2012 or December 31, 2011.

The benefit of an uncertain tax position taken or expected to be taken on an income tax return is recognized in the consolidated financial statements at the largest amount that is more likely than not to be sustained upon examination by the relevant taxing authority. Interest and penalties, if any, related to uncertain tax positions would be recorded in interest expense and other expense, respectively. There were no uncertain tax positions at September 30, 2012 or December 31, 2011.

Noncontrolling Interests

Noncontrolling interests represent third party equity ownership in certain of CMO’s consolidated subsidiaries and are presented as a component of equity. Cardinal Gas Services, L.L.C. (“Cardinal”), a consolidated subsidiary, was formed in December 2011 to acquire, develop, operate and own midstream assets in the Utica Shale. In exchange for the contribution of approximately $14 million of midstream assets, CMO received 66% of the outstanding membership units of Cardinal. In exchange for approximately $5 million, Total E&P USA, Inc. (“Total”) received 25% of the outstanding membership units and in exchange for approximately $2 million, CGAS Properties, L.P. (“CGAS”), an affiliate of Enervest, Ltd., received 9% of the membership units. The contributions from Total and CGAS were recorded as noncontrolling interests. Each member is responsible for its proportionate share of capital costs. As of September 30, 2012, the noncontrolling interests balance on the consolidated balance sheet associated with the contributions from Total and CGAS was approximately $34.7 million. There was income (loss) attributable to noncontrolling interests in Cardinal for the nine months ended September 30, 2012 and 2011 of ($0.5) million and $0, respectively.

Variable Interest Entities

An entity is referred to as a VIE pursuant to accounting guidance for consolidation if it possesses one of the following criteria: (i) it is thinly capitalized, (ii) the residual equity holders do not control the entity, (iii) the equity holders are shielded from the economic losses, (iv) the equity holders do not participate fully in the entity’s residual economics, or (v) the entity was established with nonsubstantive voting interests. CMO consolidates a VIE when it has both the power to direct the activities that most significantly impact the activities of the VIE and the right to receive benefits or the obligation to absorb losses of the entity that could be potentially significant to the VIE. CMO continually monitors both consolidated and unconsolidated VIEs to determine if any events have occurred that could cause the primary beneficiary to change. See Note 5 for further discussion of VIEs.

Chesapeake Midstream Operating, L.L.C.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

4.	Investments

At September 30, 2012 and December 31, 2011, CMO had the following investments:

			Carrying Value
	Approximate	Accounting	September 30,	December 31,
	% Owned	Method	2012	2011
			($ in thousands)
Chesapeake Midstream Partners, L.P	46%	Equity	$—	$986,972
Utica East Ohio Midstream LLC	59%	Equity	75,106	—
Glass Mountain Pipeline LLC	25%	Equity	15,737	—
Ranch Westex JV LLC	33%	Equity	32,549	1,161

			$123,392	$988,133

Chesapeake Midstream Partners, L.P. In June 2012, CMO sold all of its common and subordinated units representing limited partner interests in Chesapeake Midstream Partners, L.P., now named Access Midstream Partners, L.P. (NYSE:ACMP), and all of its limited liability company interests in the sole member of its general partner to funds affiliated with Global Infrastructure Partners for cash proceeds of $2.0 billion. CMO recorded a $1.032 billion gain associated with the transaction, including the recognition of a $13.5 million deferred gain related to equipment previously sold to ACMP.

In December 2011, through the sale of CMO’s wholly owned subsidiary Appalachia Midstream Services, LLC (“AMS”) to ACMP, CMO received 9,791,605 common units of ACMP and $600 million in cash consideration (Note 7). The receipt of these units increased the cost basis of CMO’s investment by $279 million.

Prior to the sale, the carrying value of CMO’s investment in ACMP was less than CMO’s underlying equity in net assets. This difference was being accreted over the 20 year estimated useful lives of the underlying assets. During the nine months ended September 30, 2012 and 2011, CMO recorded positive equity method adjustments of $45.6 million and $54.4 million, respectively, for CMO’s share of ACMP’s income and recorded accretion adjustments of $3.6 million and $9.3 million for CMO’s share of equity in excess of cost, respectively.

During the nine months ended September 30, 2012 and 2011, CMO received cash distributions of $55.7 million and $62.9 million, respectively, from ACMP.

Utica East Ohio Midstream, LLC. In March 2012, CMO entered into an agreement to form Utica East Ohio Midstream LLC (“UEOM”) with M3 Midstream, L.L.C. and EV Energy Partners, L.P. to develop necessary infrastructure for the gathering and processing of natural gas and NGL in the Utica Shale play in eastern Ohio. The infrastructure complex will consist of natural gas gathering and compression facilities constructed and operated by CMO, as well as processing, NGL fractionation, loading and terminal facilities constructed and operated by M3 Midstream, L.L.C. CMO’s total commitment is $474 million in exchange for an ownership of approximately 59% in UEOM. UEOM is not consolidated because CMO does not have a controlling interest. As of September 30, 2012, CMO had funded $75.1 million of its total commitment.

Glass Mountain Pipeline, LLC. In April 2012, CMO entered into an agreement with two other parties to form Glass Mountain Pipeline, LLC (“GMP”) to construct a 210 mile pipeline in western and north central Oklahoma. In September 2012, CMO sold 50% of its interest for $46.7 million and recorded a gain of $31 million. In October 2012, CMO sold its remaining interest for $52 million and will record an additional gain of $31 million in the fourth quarter of 2012. See Note 5 for further discussion of GMP.

Ranch Westex JV, LLC. On December 1, 2011, CMO entered into a joint venture with Regency Energy Partners LP and Anadarko Pecos Midstream LLC to build a processing facility in Ward County, Texas, to process natural gas delivered from the liquids-rich Bone Springs and Avalon Shale formations. The project will consist of the construction of two plants, a refrigeration plant and a cryogenic processing plant. CMO’s total commitment is $36 million. As of September 30, 2012, CMO had funded $32.5 million of its total commitment.

Chesapeake Midstream Operating, L.L.C.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

5.	Variable Interest Entities

Utica East Ohio Midstream, LLC. CMO has an approximate 59% interest in UEOM, an unconsolidated entity which was formed with M3 Midstream L.L.C. and EV Energy Partners, L.P. to develop necessary infrastructures for gathering and processing of natural gas and NGL in the Utica shale play in eastern Ohio. UEOM is considered a VIE because its total equity at risk, as of September 30, 2012, is not sufficient to permit it to finance its activities without additional subordinated financial support. It is expected that CMO, along with the other equity partners, will make regular capital contributions to UEOM for CMO’s proportionate share of its capital costs. This VIE remains unconsolidated since the power to direct the activities which are most significant to UEOM’s economic performance is shared between CMO and the other equity holders. CMO is using the equity method to account for this investment.

Cardinal Gas Services, LLC. CMO owns an approximate 66% interest in Cardinal, a consolidated subsidiary (see Note 3 under Noncontrolling Interests for further discussion). Cardinal is considered a VIE because its total equity at risk, as of September 30, 2012, is not sufficient to permit it to finance its activities without additional subordinated financial support. It is expected that CMO, along with the other equity partners, will make regular capital contributions to Cardinal for the proportionate share of its capital costs. This VIE is consolidated since CMO has a controlling interest in the VIE through voting rights. In consolidation, as of September 30, 2012, approximately $14.4 million of current assets, $121.3 million of net natural gas gathering systems and treating plants and $35.1 million of current liabilities were attributable to Cardinal, which have been presented parenthetically on the face of the condensed consolidated balance sheets.

Glass Mountain Pipeline, LLC. CMO has a 25% interest in GMP, an unconsolidated entity which CMO formed with Gavilon Energy Holdings II, LLC and Glass Mountain Holding, LLC to construct a 210 mile crude oil pipeline in Oklahoma. GMP has entered into separate agreements with CEMI for throughput and deficiency commitments. GMP is considered a VIE because its total equity at risk, as of September 30, 2012, is not sufficient to permit it to finance its activities without additional subordinated financial support. It is expected that all the equity partners will make regular capital contributions to GMP for their proportionate share of capital costs. This VIE remains unconsolidated since the power to direct the activities that are most significant to GMP’s economic performance is shared among the three equity holders. CMO is using the equity method to account for this investment.

Chesapeake Midstream Operating, L.L.C.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

6.	Revolving Bank Credit Facility

On June 15, 2011, CMO amended and restated the existing revolving bank credit facility to increase the capacity from $300 million to $600 million and to extend the maturity date to June 15, 2016, among other changes. In conjunction with the establishment of the amended facility, CMO expensed $0.3 million of previously capitalized debt issuance cost and capitalized $2.3 million of additional costs incurred. Amounts outstanding bear interest at CMO’s option at either (i) the greater of the reference rate of Wells Fargo Bank, National Association, the federal funds effective rate plus 0.50%, and the one-month LIBOR plus 1.00%, all of which are subject to a margin that varies from 1.00% to 1.75% or (ii) the Eurodollar rate, which is based on LIBOR plus a margin that varies from 2.00% to 2.75% per annum. The unused portion of the facility is subject to a commitment fee that varies from 0.375% to 0.50% per annum. Both margins and commitment fees are determined according to the most recent leverage ratio described below. Interest is payable quarterly or, if LIBOR applies, it may be payable at more frequent intervals.

The credit facility agreement contains various covenants and restrictive provisions which limit the ability of CMO and its restricted subsidiaries to incur additional indebtedness, make investments or loans and create liens. The agreement requires maintenance of a leverage ratio based on the ratio of indebtedness to EBITDA and an interest coverage ratio based on the ratio of EBITDA to interest expense, in each case as defined in the agreement. The leverage ratio increases during any three-quarter period, beginning in the quarter in which CMO makes a material disposition of assets to ACMP. In December 2011, the leverage ratio increased for a three-fiscal-quarter period beginning October 1, 2011 due to the sale of CMO’s wholly owned subsidiary, AMS, as it was classified as a material disposition of assets. CMO was in compliance with all covenants under the agreement at December 31, 2011. If CMO or its restricted subsidiaries should fail to perform their obligations under these and other covenants, the revolving credit commitment could be terminated and any outstanding borrowings under the facility could be declared immediately due and payable. The credit facility agreement also has cross default provisions that apply to other indebtedness CMO and its restricted subsidiaries may have from time to time with an outstanding principal amount in excess of $15 million.

During June 2012, the revolving bank credit facility was paid off in full and terminated.

7.	Divestitures

In August 2012, CMO sold certain gathering systems in the Mid-Continent region to OGE Enogex Holdings LLC (“Enogex”) for net proceeds of approximately $77.3 million resulting in a gain of $6.3 million. The properties sold consisted of approximately 235 miles of pipeline and right-of-ways.

In December 2011, CMO sold its wholly owned subsidiary, AMS, which held substantially all of CMO’s Marcellus Shale midstream assets, to its affiliate, ACMP, for total consideration of $879 million, subject to a customary post-closing working capital adjustment, and recorded a gain of $463 million. At closing, CMO received cash of $600 million and 9,791,605 common units of ACMP that had a value at closing of $279 million. The stock consideration increased CMO’s ownership in ACMP from 42.3% to 46.2%. The assets sold included an approximate 47% ownership of an integrated system of assets that consist of 200 miles of pipeline in the Marcellus Shale.

In March 2011, CMO sold all of its Fayetteville Shale assets in central Arkansas to BHP Billiton Petroleum, a wholly owned subsidiary of BHP Billiton Limited (“BHP”), for net proceeds of approximately $350 million resulting in a gain of $6.7 million. The properties sold consisted of approximately 420 miles of pipeline. As part of the transaction, Chesapeake agreed to provide technical and business services for one year for BHP’s Fayetteville properties for an agreed-upon fee.

Chesapeake Midstream Operating, L.L.C.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

During the nine months ended September 30, 2012 and 2011, CMO sold pipeline inventory and other non-core assets resulting in a net loss of $0.1 million and $5.0 million, respectively.

8.	Stock-Based Compensation

Chesapeake’s stock-based compensation programs consist of restricted stock issued to employees and nonemployee directors. The fair value of the awards issued is determined based on the fair market value of the shares on the date of grant. This value is amortized over the vesting period, which is generally four years from the date of grant. To the extent compensation cost relates to employees directly involved in gathering or treating operations, such amounts are charged to CMO and are reflected as operating expenses. Included in operating expenses was stock-based compensation of $2.3 million and $6.1 million for the nine months ended September 30, 2012 and 2011. To the extent compensation cost relates to employees indirectly involved in gathering or treating operations, such amounts are charged to CMO through an overhead allocation and are reflected as general and administrative expenses.

A summary of the status and changes of the unvested shares of restricted stock related to employees directly involved in midstream operations is presented below.

		Weighted
	Number of	Average
	Unvested	Grant-Date
	Restricted Shares	Fair Value
	(In thousands)
Unvested shares as of December 31, 2011	951	$26.03
Granted	446	$20.97
Vested	(340)	$27.85
Forfeited	(70)	$24.64

Unvested shares as of September 30, 2012	987	$23.54

The aggregate intrinsic value of restricted stock vested for the nine months ended September 30, 2012, as reflected in the table above, was approximately $9.5 million based on Chesapeake’s stock price at the time of vesting.

As of September 30, 2012, there was $23.2 million of total unrecognized compensation cost related to the unvested restricted stock of employees involved directly in midstream operations. The cost is expected to be recognized over a weighted average period of approximately 2.54 years.

Chesapeake Midstream Operating, L.L.C.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

9.	Income Taxes

Income tax expense for the nine months ended September 30, 2012 and 2011 is as follows:

	September 30,	September 30,
	2012	2011
	($ in thousands)
Current	$371,315	$86
Deferred	65,803	24,327

Total income tax expense presented in the Statements of Operations	$437,118	$24,413

Reconciliation of income tax expense at the U.S. Federal Statutory Income Tax Rate to actual tax expense (Statutory Rate Reconciliation) for the nine months ended September 30, 2012 and 2011 is as follows:

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,
	2012	2011
	($ in thousands)
Income tax expense, computed at the statutory rate of 35%	$384,088	$21,672
Effect of state income tax, net of federal income tax effect	53,279	3,062
Effect of nontaxable entities	(249)	—
Other	—	(321)

Total income tax expense	$437,118	$24,413

Effective tax rate	39.83%	39.43%

The components of deferred income tax assets (liabilities) as of September 30, 2012 and December 31, 2011 are as follows:

	September 30,	December 31,
	2012	2011
	($ in thousands)
Property, plant & equipment	$(410,589)	$(364,245)
Investment in affiliates	49	(173,788)
Net operating losses	—	188,842
Deferred stock compensation	4,237	4,033
Other	1,037	5,695

Total net deferred income taxes	$(405,266)	$(339,463)

Reflected in accompanying balance sheet as:
Current deferred income tax asset (liability)	$(133)	$188,842
Noncurrent deferred income tax asset (liability)	(405,133)	(528,305)

Net Deferred Income Tax Asset/(Liability)	$(405,266)	$(339,463)

Chesapeake Midstream Operating, L.L.C.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Internal Revenue Service (IRS) is currently auditing Chesapeake’s consolidated federal income tax returns for 2007 through 2011.

10.	Major Customers and Concentration of Credit Risk

Financial instruments that potentially subject CMO to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. As of September 30, 2012 and December 31, 2011, cash and cash equivalents were invested in money market funds with investment grade ratings. Chesapeake and other working interest owners in Chesapeake’s operated properties accounted for $150.1 million and $145.7 million of revenues during the nine months ended September 30, 2012 and 2011. Management believes that a loss of these customers would have a material impact on the operating results as there can be no assurance that replacement customers would be identified and accessed in a timely fashion or at comparable margins.

11.	Transactions With Affiliates

In the normal course of business, natural gas gathering and treating services are provided to Chesapeake and its affiliates, which includes volumes attributable to third-party interest owners that participate in Chesapeake’s operated wells. See Note 3 for further discussion of revenue recognition.

In addition, Chesapeake and its affiliates provide certain services including legal, human resources, accounting, treasury, information technology and administration. The employees supporting these operations are employees of CEMI or Chesapeake. The financial statements include costs allocated from Chesapeake and CEMI for centralized general and administrative services, as well as depreciation of assets utilized by Chesapeake’s centralized general and administrative functions. The allocated charges from Chesapeake are based on the actual costs.

Chesapeake and its affiliates also provide compression services. For the nine months ended September 30, 2012 and 2011, compressor rental charges from affiliates were $12.2 million and $15.0 million and are included in operating expenses in the accompanying consolidated statements of operations.

Access Midstream Partners, L.P.

There are agreements in place whereby CMO supports ACMP in various functions for which CMO is reimbursed. During the nine months ended September 30, 2012 and 2011, CMO received $29.3 million and $68.6 million, respectively, from ACMP for inventory purchases. Gains on the sale of inventory to ACMP are deferred and are included in accrued liabilities and other long-term liabilities on the accompanying consolidated balance sheets. During the nine months ended September 30, 2012 and 2011, CMO received $70.9 million and $55.6 million, respectively, from ACMP for reimbursement of administrative services provided to ACMP and for reimbursement of payroll related costs of CMO employees seconded to ACMP. The reimbursement of these costs is recorded as a reduction to operating and general and administrative expenses in the consolidated statements of operations.

Chesapeake Midstream Operating, L.L.C.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

12.	Fair Value Measurements

CMO’s financial instruments consist primarily of cash and cash equivalents, accounts receivables and accounts payables. The carrying value of cash and cash equivalents, accounts receivables and accounts payables are considered to be representative of their respective fair values due to the short-term nature of these instruments. Under fair value measurement accounting guidance, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (referred to as an “exit price”). Authoritative guidance on fair value measurements and disclosures clarifies that a fair value measurement for a liability should reflect the entity’s nonperformance risk. In addition, a fair value hierarchy is established that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted market prices in active markets for identical assets and liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources.

Fair Value on Nonrecurring Basis

Fair value measurements were applied with respect to CMO’s nonfinancial assets and liabilities measured on a nonrecurring basis, which consists primarily of property, plant and equipment and impairments. See Note 3 for additional discussion.

Chesapeake Midstream Operating, L.L.C.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

13.	Commitments and Contingencies

Certain real property, equipment and operating facilities are leased under various operating leases. Costs are also incurred associated with leased land, rights-of-way, permits and regulatory fees, the contracts for which generally extend beyond one year but can be cancelled at any time should they not be required for operations. Future noncancelable commitments related to these leases are summarized below:

September 30, 2012
($ in thousands)
Remainder of 2012	$4,058
2013	13,571
2014	11,348
2015	9,857
2016	5,260
Thereafter	940

Future minimum lease payments	$45,034

Rental expense related to leases was $13.4 million and $16.1 million for the nine months ended September 30, 2012 and 2011.

CMO is, from time to time, subject to various legal actions and claims incidental to its business, including those arising out of employment-related matters. Management believes that these routine legal proceedings will not have a material adverse effect on the financial position, results of operations or cash flows. Once it is determined that information pertaining to a legal proceeding indicates that it is probable that a liability has been incurred, an accrual is established equal to the estimate of the likely exposure. There was not an accrual for legal contingencies as of September 30, 2012 and December 31, 2011.

14.	Environmental Remediation

Chesapeake maintains insurance of various types with varying levels of coverage that it considers adequate under the circumstances to cover the operations and properties of its subsidiaries. The insurance policies are subject to deductibles and retention levels that management considers reasonable. Consistent with insurance coverage generally available in the industry, in certain circumstances the insurance policies provide limited coverage for losses or liabilities relating to gradual pollution, with broader coverage for sudden and accidental occurrences. Although a program is designed to prevent, as applicable, to detect and address such releases promptly, damages, and liabilities incurred due to environmental releases from assets may substantially affect the business.

As of September 30, 2012 and December 31, 2011, management was not aware of any existing conditions that may cause significant expenditures in the future for the remediation of existing contamination. As such, there are no liabilities reflected in the accompanying financial statements for environmental obligations to be incurred in the future based on existing contamination. Changes in estimates and assumptions may occur as a result of the passage of time and the occurrence of future events.

Chesapeake Midstream Operating, L.L.C.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

15.	Recently Issued Accounting Standards

In May 2011, the FASB issued guidance which provides a consistent definition of fair value and common requirements for measurement of and disclosure about fair value under GAAP and International Financial Reporting Standards (IFRS). This guidance changes some fair value measurement principles and disclosure requirements. CMO will have additional disclosures around its Level 3 financial instruments that are reported at fair value, and will categorize the level of the fair value hierarchy for items that are not measured at fair value in the statement of financial position but for which the fair value is required to be disclosed. This guidance is effective January 1, 2012. The guidance will not have an impact on CMO’s financial position or results of operations.

16.	Subsequent Events

In October and November 2012, CMO paid cash distributions of $224.5 million to Chesapeake. In addition, Chesapeake contributed $282.6 million to CMO.

See Note 4 regarding the sale of CMO’s remaining interest in Glass Mountain Pipeline, LLC which occurred in October 2012.

In October 2012, CMO sold certain gathering assets in the Permian region to Chevron U.S.A. Inc., a subsidiary of Chevron Corporation, and SWEPI LP., a subsidiary of Royal Dutch Shell plc.

In November 2012, CMO sold certain gathering assets in the Eagle Ford region to Plains Pipeline, L.P. for net proceeds of $115.0 million resulting in a gain of approximately $2.5 million.

In December 2012, CMD has signed an agreement to sell 100% of the issued and outstanding equity interests in CMO to ACMP.

Any material subsequent events have been considered for disclosure through the date of issuance, December 12, 2012.